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                                                                      Exhibit 12
                                                                      ----------
Hawaiian Electric Industries Capital Trust I
HEI Preferred Funding, LP
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)

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


                                                        For the period February 4, 1997 (inception)
                                                                       to June 30, 1997
                                                    -----------------------------------------------------
                                                        Hawaiian Electric
                                                       Industries Capital                HEI Preferred
(dollars in thousands)                                       Trust I                      Funding, LP
---------------------------------------------------------------------------------------------------------
Earnings................................................          $3,471                       $4,070
                                                           =============                =============

Fixed charges...........................................          $   --                       $   --
Preferred securities distribution requirements..........           3,367                        3,471
                                                           -------------                -------------

TOTAL COMBINED FIXED CHARGES AND PREFERRED
  SECURITIES DISTRIBUTIONS..............................          $3,367                       $3,471
                                                           =============                =============

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED SECURITIES DISTRIBUTIONS................            1.03                         1.17
                                                           =============                =============
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